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                                                               EXHIBIT 23.1
INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement of Xytronyx, Inc. on Form S-3 of our report dated May 8, 1996 (June 4, 1996 as to Note 7), which report includes an explanatory paragraph referring to the activities of the Company as those of a development stage enterprise and describes the uncertainty regarding the Company's ability to continue as a going concern, appearing in the Annual Report on Form 10-K of Xytronyx, Inc. for the year ended March 31, 1996 and to the reference to us under the heading "Experts" in the Prospectus which is part of this Registration Statement.



DELOITTE & TOUCHE LLP

San Diego, California
June 24, 1997